Exhibit 21

Subsidiaries

ACNielsen eRatings.com (Delaware)

Mediametrie NetRatings (France)

NetRatings Switzerland GmbH (Switzerland)

Netcrawling UK Limited (United Kingdom)

NetRatings Australia Pty Ltd (Australia)

NetRatings France SARL (France)

NetRatings Italia S.r.l. (Italy)

NetRatings Hong Kong Limited (Hong Kong)

NetRatings Japan (Japan)

NetRatings New Zealand Limited (New Zealand)

NetRatings Pte Ltd (Singapore)

NetRatings (Shanghai) Company, Ltd. (China)

NetRatings Spain, S.L. (Spain)

NetRatings UK Ltd (United Kingdom)

NetValue Internet Measurement SA (Spain)

NetValue USA, Inc. (Delaware)

Nielsen-NetRatings Pty Ltd (Australia)

NTRT eRatings India Private Limited (India)

Red Sheriff Australia Pty Ltd (Australia)

Red Sheriff Europe Pty Ltd (Australia)

Red Sheriff Inc. (Delaware)

Red Sheriff Ltd (United Kingdom)

Traffion Technologies Pty Limited (Australia)